Exhibit 99.1
Press Release

Investor Relations Contact:
Crocker Coulson, President
CCG Investor Relations
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com

Elaine Ketchmere, Partner
Tel: +1-310-954-1345
Email: elaine.ketchmere@ccgir.com
Web: www.ccgirasia.com

Puda Coal Received Notice from NYSE Amex of Intent to Delist Securities

Taiyuan, Shanxi Province, China, August 10, 2011 – On August 4, 2011, NYSE Amex (the “Exchange”) notified Puda Coal, Inc. (NYSE Amex: PUDA) (the “Company”) that the Exchange intends to delist the Company’s common stock from the Exchange by filing a delisting application with the SEC pursuant to Section 1009(d) of the NYSE Company Guide.  The Staff of the Exchange determined that it is necessary and appropriate for the protection of investors to initiate immediate delisting proceedings.  The Staff based its decision on the reasons that (i) the Company is subject to delisting pursuant to Sections 134 and 1101 of the NYSE Company Guide in that the Company did not timely file its reports with the SEC; (ii) the Company is subject to delisting pursuant to Section 1003(f)(iii) of the NYSE Company Guide in that the Company or its management engaged in operations which, in the opinion of the Staff, are contrary to the public interest; (iii) the Company is subject to delisting pursuant to Section 132(e) of the NYSE Company Guide in that the Company’s communications contained material misstatements or omitted material information necessary to make such communications to the Exchange not misleading; and (iv) the Company is subject to delisting pursuant to Section 1002(e) of the NYSE Company Guide in that the an event has occurred or a condition exists which makes further dealings of the Company’s securities on the Exchange unwarranted.

Unless the Exchange’s determination is appealed, the Company expects that the Exchange will file a Form 25 with the SEC to remove the Company’s common stock from listing and registration on the Exchange and that the Company’s common stock will be delisted from the Exchange shortly. The Company is considering its response to the Exchange.  Trading in the Company's stock has been halted by the Exchange since April 11, 2011.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.